Exhibit 10.1
AMENDED AND RESTATED SHARE DISPOSITION AGREEMENT
AMENDED AND RESTATED SHARE DISPOSITION AGREEMENT (the “Agreement”), dated as of March 3, 2009, by and between Marvel Entertainment, Inc., a Delaware corporation (the “Company”), and Isaac Perlmutter (the “Stockholder”).
RECITALS
WHEREAS, the Stockholder owns beneficially shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and options to purchase shares of Common Stock;
WHEREAS, on February 13, 2008, the Board of Directors of the Company (the “Board of Directors”) authorized a stock repurchase program for the purchase by the Company of up to $128,169,618 (including $28,169,618 remaining unspent as of that date under the Company’s earlier repurchase authorizations) of Common Stock in the open market or through privately negotiated transactions (the “February 2008 Program”);
WHEREAS, the Board of Directors has provided that the February 2008 Program shall remain in effect until the earlier of: (i) its cancellation by the Board of Directors; or (ii) the Company completing the purchase of $128,169,618 of the Common Stock under the February 2008 Program; or (iii) March 1, 2010 (the “Stock Repurchase Period”); and
WHEREAS, the Company and the Stockholder entered into a share disposition agreement on February 13, 2008 to provide for certain rights and obligations in connection with the shares and options owned by the Stockholder;
WHEREAS, the Company and the Stockholder now wish to amend and restate the February 13, 2008 share disposition agreement, upon the terms and subject to the conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.
Section 1.01 RESTRAINT ON ALIENATION. The Stockholder agrees that, during the period beginning from the date hereof and continuing to the earlier of (a) the end of the Stock Repurchase Period, or (b) the date the Stockholder is neither an employee nor a director of the Company, or (c) a “Change of Control”, the Stockholder will not offer, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, whether now owned or hereinafter acquired, owned directly by the Stockholder (including holding as a custodian) or with respect to which the Stockholder has beneficial ownership within the rules and regulations of the SEC (collectively, the “Stockholder’s Stock”). For the avoidance of doubt, the restriction contained in the previous sentence shall not restrict, in any way, the Stockholder’s ability to exercise any options or warrants held by or granted to the Stockholder during the Stock Repurchase Period provided that the Stockholder retains beneficial ownership of the Common Stock or restricted Common Stock underlying such options or warrants during the Stock Repurchase Period; furthermore, and notwithstanding anything herein to the contrary, this Agreement shall not restrict the Stockholder’s ability to dispose of shares (whether through a “net exercise” of options or through a private or market sale of shares) if the disposition is, or its proceeds are, used (i) to pay to the Company the exercise price of any option exercised by the Stockholder for the purchase of Common Stock, (ii) to pay estimated taxes due, and/or to reimburse the Company for amounts withheld, in connection with the exercise by the Stockholder of any option for the purchase of Common Stock and/or (iii) to pay any brokerage commissions incurred on sales permitted under this Agreement. For purpose of this Agreement, a Change of Control shall mean a transaction whereby (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company, (ii) the Company is a party to any merger, consolidation or similar transaction as a result of which the stockholders of the Company immediately prior to such transaction beneficially own securities of the surviving entity representing less than fifty percent (50%) of the combined voting power of the surviving entity’s outstanding securities entitled to vote in the election of directors of the surviving entity or (iii) all or substantially all of the assets of the Company are acquired by a third party.
Section 1.02 RESTRICTIONS ON HEDGING OR OTHER TRANSACTIONS. The foregoing restriction is expressly agreed to preclude the Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Stockholder’s Stock even if such Shares would be disposed of by someone other than the Stockholder. Such prohibited hedging or other transactions would include without limitation any short sale or any sale or grant of any right (including without limitation any put or call option) with respect to any of the Stockholder’s Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such Stockholder’s Stock.
Section 1.03 ALLOWABLE TRANSFERS. Notwithstanding the foregoing, the Stockholder may transfer the Stockholder’s Stock (i) as a bona fide gift or gifts, provided that the donee or donees thereof receiving in excess of 1,000 shares of the Stockholder’s Stock agree to be bound in writing by the restrictions set forth herein, (ii) to any trust, limited partnership or similar vehicle for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder or to any corporation which is wholly-owned by such a trust, limited partnership or similar vehicle, provided that the trustee of the trust, the general partner of the limited partnership or the person holding the similar position in another vehicle agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) among any entities described in clause (ii) provided that any such transfer shall not involve a disposition for value. For purposes of this Agreement, any transfer by the Stockholder of the Stockholder’s Stock pursuant to clause (ii) above in consideration for an ownership interest in such limited partnership, trust or similar vehicle shall be deemed to not involve a disposition for value. In addition, for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

ARTICLE II.
Section 2.01 DISPOSITION OF COMMON STOCK. Nothing contained herein shall in any way supersede, replace, diminish, or nullify any other restrictions or obligations promulgated by the Securities Act of 1933, as amended, or otherwise binding on the Stockholder with respect to disposition of the Stockholder’s Stock.
Section 2.02 ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter, and can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.
Section 2.03 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, including any person to whom the Stockholder may assign Stockholder’s rights and obligations and shall inure to the benefit of the parties hereto and, their respective successors and assigns.
Section 2.04 PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning or interpretation of the terms or other provisions of this Agreement.
Section 2.05 APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles of such state.
Section 2.06 SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
Section 2.07 NO WAIVER. The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
Section 2.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first above written.

MARVEL ENTERTAINMENT, INC.			STOCKHOLDER:

By:	/s/ John Turitzin		/s/ Isaac Perlmutter

	Name:	John Turitzin	Isaac Perlmutter
	Title:	Executive Vice President,
Office of the Chief Executive

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